Exhibit 10.48

EMPLOYMENT AGREEMENT

This AGREEMENT, dated as of November 29, 2016 (the “Agreement”), between Overseas Shipholding Group, Inc., a Delaware Corporation (the “Company”), and Christopher Wolf (the “Executive”).

WHEREAS, the Company and the Executive mutually desire that the Executive serve as an Executive Officer of the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

Position and Duties

From December 1, 2016 (the “Effective Date”) until December 29, 2016, the Company hereby agrees to employ the Executive as Senior Vice President (“SVP”) and Chief Financial Officer of OSG Bulk Ships, Inc. Beginning on December 29th, 2016 the Company hereby agrees to employ the Executive as Senior Vice President (“SVP”) and Chief Financial Officer (“CFO”) of the Company. The Executive hereby accepts such positions and agrees to serve the Company in such capacities during the Term, as defined in Section 2 hereof. The Executive shall have such duties and responsibilities as may be assigned by the Company from time to time in accordance with the terms hereof. The Executive shall be subject to, and shall act in accordance with, all lawful instructions and directions of the Chief Executive Officer of the Company (“CEO”) and Board of Directors of the Company (the “Board”) and all policies and rules of the Company applicable to executive officers. From the Effective Date until December 29, 2016, the Executive shall report to the President and CEO of the US Flag Strategic Business Unit of the Company. Beginning on December 29, 2016, the Executive shall report to the directly to the CEO of the Company. In the event that the appointment of the Executive as SVP and CFO does not occur on December 29th, 2016, the Company shall have until June 30, 2017 to make such appointment without constituting a breach of this Agreement or Good Reason, as defined in section 4(e).

During the Term, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall diligently endeavor to promote the business and best interests of the Company. Notwithstanding the foregoing, to the extent that it does not interfere with the performance of Executive’s duties hereunder, Executive may (i) with the prior consent of the Board, serve on the boards of directors or equivalent bodies of trade associations and/or charitable organizations; (ii) engage in charitable activities and community affairs; and (iii) manage his personal, financial and legal affairs.

Term

The Executive shall serve in the capacities described in Section 1(a) commencing on the Effective Date and shall continue until terminated (such period, the “Term”) upon his “Separation from Service” with the Company in connection with any of the events described in Section 4 hereof.

Compensation

Base Salary

As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, the Company shall pay the Executive a base salary at the rate of $350,000 per annum (the “Base Salary”), payable in accordance with the Company’s payroll practice as in effect from time to time and subject to annual review and possible increase, but not decrease, as determined by the Board in its discretion.

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Annual Bonus

In addition to the Base Salary, with respect to each full fiscal year of the Company during the Term the Executive shall be eligible to earn an annual bonus (the "Annual Bonus"). For the initial such fiscal year, the Annual Bonus target shall be 15% of Base Salary. Following the initial year, the Annual Bonus target is subject to annual review and possible increase, but not decrease, as determined by the Board in its sole discretion. Actual Annual Bonuses will be based on the achievement of KPI’s established by the CEO, CFO and/or the Board pursuant to the Company's annual incentive plan and subject to performance factor achievement as set forth therein, subject to the Executive's employment with the Company through the applicable payment date for any such Annual Bonus, other than in the case of the Executive’s Separation from Service (as defined below) due to a termination by the Company without Cause or by the Executive for Good Reason or as the result of the Executive’s death or Disability (in each case as defined below) on a date following the end of the fiscal year but prior to the date upon which the Annual Bonus for such year has been paid, in which case the Executive shall be paid the Annual Bonus for such year on the date that annual bonuses for such year are paid to executives who remain employed.

Special Bonus Pool

The Executive will be eligible to receive twenty percent (20%) of a special bonus pool, payable in January 2019. The value of such special bonus pool shall be the cost reduction achieved, as determined by the Board, based on current budgeted shore based overheads of OSG for fiscal year 2017 (“CB”) and 2018 GS&A actual overheads, excluding special costs. Each of CB and 2018 GS&A shall be expressed as a dollar per day per vessel number to adjust relative GS&A to the number of revenue generating assets, with the annualized reduction on GS&A determined by the difference between the CB and the 2018 GS&A per vessel day multiplied by the number of vessel days in 2018.

(d)         Annual Equity Grants

During the term of employment, the Executive may periodically be recommended to receive equity grants in the form of nonstatutory stock options, restricted stock, restricted stock units, or performance stock units, subject to the Board's approval and further subject to NYSE or other rules and regulations related to the timing of grants. Any such grants will be subject to terms and conditions approved by the Board upon the recommendation of the Compensation Committee. The specific terms and conditions governing all aspects of any such grants shall be set forth in the Company equity incentive plan (the "Plan") and in the grant agreement evidencing such grants. The initial grant and grants thereafter are expected to have a grant date value of at least $350,000, in each case as determined by the Company. For the initial grant, one-third is expected to be in the form of stock options, one-third in time-based restricted stock units and one-third in performance-based restricted stock units. Vesting is expected to be over a three-year period, in equal one-third portions, as outlined in the individual equity agreements; provided that, in the case of performance-based restricted stock units, grants are expected to vest at the end of a three year period unless otherwise specified in the related individual equity agreements.

(e)         Initial Equity Award; Special One-Time Incentive Compensation

The Executive will receive a one-time grant pursuant to the Plan, comprised of non-qualified stock options and restricted stock units (“RSUs”) with an aggregate grant date value equal to US$500,000 on the date of grant (such grant, the “Initial Equity Award”). The grant of the Initial Equity Award shall be made promptly following the Effective Date. Seventy-five percent (75%) of the award shall be time-based vesting RSUs and the remaining twenty-five percent (25%) shall be time-based vesting stock options, determined using the Black-Scholes present value on the date of grant and with an exercise price equal to the Closing Price on the date of grant. The RSUs and options shall vest in three substantially equal tranches on January 1 of each of 2018, 2019 and 2020, and Executive shall only be entitled to elect to use net settlement with respect to the Initial Equity Award with the consent of either (i) the Compensation Committee of the Board or (ii) the Board. In addition, the Executive may from time to time be eligible to earn supplemental performance-based incentive compensation at, and on such terms and conditions as may be determined in, the discretion of the Compensation Committee of the Board.

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(f)          Reimbursement of Expenses

During the Term, the Company shall reimburse the Executive for all business expenses incurred by the Executive in performing his duties and responsibilities under this Agreement (“Business Expenses”), in accordance and to the extent consistent with the Company’s policies for reimbursement of business expenses incurred by other Company senior executive officers.

(g)         Other Benefits

During the Term, for so long as the Executive meets the eligibility requirements of the applicable plan, policy or program: (i) except as specifically provided herein, the Executive shall be entitled to participate in all savings and retirement plans, policies and programs of the Company which are made available generally to other executive officers of the Company and (ii) except as specifically provided herein, the Executive shall be entitled to participate in, and shall receive all benefits under, all health, welfare and benefit plans, policies and programs (including the Company’s health insurance and disability plans, vacation and relocation allowances) provided by the Company which are made available to other similarly situated executive officers of the Company (for the avoidance of doubt, such plans, policies or programs shall not include any plan, policy or program which provides benefits in the nature of severance or continuation pay).

Separation from Service

Death

The Executive shall separate from service with the Company, and the Term shall terminate, upon the Executive’s death.

Disability

The Executive shall separate from service with the Company, if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive (i) shall become eligible to receive a benefit under the Company’s long-term disability plan applicable to the Executive, or (ii) has been unable, due to physical or mental illness or incapacity, to perform the essential duties of his employment with reasonable accommodation for a continuous period of ninety (90) days or an aggregate of one hundred-eighty (180) days within a one-year period (“Disability”). The termination of the Executive’s employment for Disability shall not be considered a termination without Cause for purposes of this Agreement.

Cause

The Company may terminate the Executive’s employment for Cause, and upon such termination the Executive shall separate from service with the Company. For purposes of this Agreement, the term “Cause” shall mean, when used in connection with the Executive’s Separation from Service with the Company: (i) the Executive’s failure to attempt in good faith to perform his lawful duties (other than as a result of Disability); (ii) the Executive’s willful misconduct or gross negligence of a material nature in connection with the performance of his duties as an employee, which is or could reasonably be expected to be materially injurious to the Company, or any of its affiliates (whether financially, reputationally or otherwise) (“Injurious”); (iii) a breach by the Executive of the Executive’s fiduciary duty or duty of loyalty to the Company or its affiliates which is or could reasonably be expected to be Injurious; (iv) the Executive’s intentional and unauthorized removal, use or disclosure of the Company’s or any affiliate’s document (in any medium or form) relating to the Company or an affiliate, or the customers of the Company or an affiliate thereof and which is not pursuant to his lawful duties and may be Injurious to the Company, its customers or their respective affiliates; (v) the willful performance by the Executive of any act or acts of dishonesty in connection with or relating to the Company’s or its affiliates’ business which is or could reasonably be expected to be Injurious, or the willful misappropriation (or willful attempted misappropriation) of any of the Company’s or any of its affiliates’ funds or property; (vi) the indictment of the Executive for, or a plea of guilty or nolo contendere by the Executive to, any felony or other serious crime involving moral turpitude; (vii) a material breach of any of the Executive’s obligations under any agreement entered into between the Executive and the Company or any of its affiliates that is material to either (A) the employment relationship between Company or any of its affiliates and the Executive or (B) the relationship between the Company and the Executive as investor or prospective investor in the Company; or (viii) a material breach of the Company’s policies or procedures, which breach causes or could reasonably be expected to cause material harm to the Company or its business reputation; provided that, with respect to the events in clauses (i), (ii), (iv) or (vii) herein, the Company shall have delivered written notice to the Executive of its intention to terminate the Executive’s employment for Cause, which notice specifies in reasonable detail the circumstances claimed to give rise to the Company’s right to terminate the Executive’s employment for Cause and the Executive shall not have cured such circumstances, to the extent such circumstances are reasonably susceptible to cure as determined by the Board in good faith, within thirty (30) days following the Company’s delivery of such notice.

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Without Cause or Voluntarily (Other Than for Good Reason)

The Company may terminate the Executive’s employment without Cause, and the Executive may voluntarily terminate his employment, other than for Good Reason, provided that the Executive provides the Company, or the Company provides the Executive, with notice of the intent to terminate his employment at least sixty (60) days in advance of the Date of Separation from Service (as defined below). Upon such termination, in each case, the Executive shall separate from service with the Company.

Good Reason

The Executive may terminate his employment and separate from service with the Company for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean, when used in connection with the Executive’s Separation from Service with the Company, unless the Executive shall have consented in writing thereto, (i) a material diminution in the Executive’s Base Salary and Annual Bonus percentage, or (ii) a material reduction in his duties and responsibilities as set forth in Section 1, or a material and adverse change to the title of SVP and CFO, or the appointment of the Executive as SVP and CFO of the Company has not occurred on or before June 30, 2017, notwithstanding the anticipated appointment date of December 29, 2016 set forth in section 1(a), or (iii) a relocation of the Tampa Office to more than 50 miles from the current location or the Executive’s current residence, or a reassignment of Executive’s place of work from the Tampa Office to another office located more than 50 miles from the current location or the Executive’s current residence, or (iv) during the two year period ending November 30, 2018, the Company is no longer publicly traded, or (v) any other action or inaction that constitutes a material breach of this Agreement by the Company; provided, in each case, that within thirty (30) days following the initial occurrence of any of the events set forth herein, the Executive shall have delivered written notice to the Company of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate employment for Good Reason, the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice, and the Executive’s Separation from Service with the Company shall have occurred within seventy (70) days following the initial occurrence of the applicable event. Upon such termination the Executive shall separate from service with the Company and the Term shall terminate.

Procedure for Separation from Service

Notice of Separation from Service. Any separation of the Executive from service with the Company (other than a separation from service on account of the death of Executive) shall be communicated by written “Notice of Separation from Service” to the other party hereto in accordance with Section 13(a) hereof.

Date of Separation from Service. The Date of Separation from Service shall mean: (i) if the Separation from Service occurs due to the Executive’s death, the date of the Executive’s death; (ii) if the Separation from Service occurs pursuant to Section 4(b), the date on which the Executive receives a Notice of Separation from Service from the Company; (iii) if the Separation from Service occurs due to the Executive’s voluntary termination without Good Reason, the date specified in the notice given pursuant to Section 4(d) hereof; (iv) if the Separation from Service occurs due to the Executive’s termination with Good Reason, the date of his termination in accordance with Section 4(e) hereof; (v) if the Separation from Service occurs due to the Company’s termination for Cause, the date of the termination in accordance with Section 4(c) hereof; and (vi) if the Separation from Service occurs for any other reason, the date on which a Notice of Separation from Service is given or any later date (within sixty (60) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Separation from Service.

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Severance Benefits

Without Cause or for Good Reason

In the event of the Executive’s Separation from Service due to termination by the Company without Cause or by the Executive for Good Reason, the Company shall pay or provide to the Executive the amounts or benefits described in paragraphs (A), (B), (C) and (D) below at the times specified below (the “Severance Benefits”), and, except for (x) any vested benefits under any tax-qualified pension plans of the Company and (y) continuation of health insurance benefits on the terms and to the extent required by COBRA or such other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

Accrued Payments. Within thirty (30) days following the Date of Separation from Service, subject to Section 3(b), (w) any Base Salary earned by the Executive but not paid through the Date of Separation from Service; (x) the Executive’s accrued but unused vacation pay through the Date of Separation from Service; (y) any Business Expenses not reimbursed as of the Date of Separation from Service and (z) any equity grants that have vested as of the Date of Separation but that have not yet been settled, or that may vest in the future in accordance with the terms of any grant agreements (the amounts described in (w) through (z), together, the “Accrued Payments”); subject, in the case of (z), to any delay in settlement that may be required under the applicable award agreement, tax or other laws.

Salary Continuation. Salary continuation payments paid in accordance with the Company’s standard payroll practices at the same rate as the Executive’s then-current annual Base Salary for a period of 12 months measured from the day of the Executive’s Date of Separation from Service (such period, the “Severance Period” and such payments, the “Salary Continuation Payments”), provided that the initial Salary Continuation Payment shall be made on the first payroll date following the expiration of the Release Period (as defined below) and shall include the Salary Continuation Payments that would have been otherwise due prior thereto.

Pro-Rata Bonus. Any incentive compensation to which the Executive may have been entitled with respect to the fiscal year in which the Date of Separation from Service occurs pursuant to Section 3(b) of this Agreement shall remain outstanding and shall be paid, following the end of such fiscal year in accordance with the terms thereof; provided, that the Annual Bonus that may become payable shall be pro rated to reflect the number of days in such fiscal year that have lapsed as of the Date of Separation from Service.

Vesting of Equity Awards. All awards of options and RSUs that vest solely based upon the continued provision of services and without regard to any performance criteria, in either case granted to the Executive and outstanding and to the extent not otherwise vested, shall be vested as of the Date of Separation from Service in the event of termination of the Executive without Cause or by the Executive for Good Reason, or by reason of death or Disability.

Cause or Voluntarily (other than for Good Reason).

In the event of the Executive’s Separation from Service with the Company due to a termination of the Executive’s employment by the Company for Cause or voluntarily by the Executive other than for Good Reason, the Company shall pay the Executive the Accrued Payments within thirty (30) days following the Date of Separation from Service. Except as provided in this Section 6(b), and except for any vested benefits under any tax qualified pension or equity incentive compensation plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

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Disability or Death.

In the event of the Executive’s Separation from Service with the Company as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, within thirty (30) days following the Date of Separation from Service, the Accrued Payments. Except as provided in Section 3(b) or this Section 6(c), and except for any vested benefits under any tax qualified pension or equity incentive compensation plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

Release

Notwithstanding anything to the contrary in this Agreement, the Severance Benefits shall be paid to the Executive subject to the condition that (i) the Executive has delivered to the Company an executed copy of a waiver and general release of claims (the “Release”) in a form substantially similar to the form attached hereto as Exhibit A, and that such Release has become effective, enforceable and irrevocable in accordance with its terms, not later than 60 days after the Date of Separation from Service (the “Release Period”) and (ii) the Executive complies with the covenants set forth in Section 8 of this Agreement and any provisions regarding non-competition, non-solicitation, non-disclosure and non-disparagement that may be contained in the Company’s then-standard Release (collectively, the “Restrictive Covenants”). In the event that the sixtieth day after the Date of Separation from Service occurs in the calendar year following the year that includes the Date of Separation from Service, no Severance Benefits that constitute deferred compensation subject to Section 409A of the Internal Revenue Code shall be paid until the first day of the calendar year following the year that includes the Date of Separation from Service, and any Severance Benefits that would otherwise have been paid prior to such date shall be paid as soon as practical after such date.

No Mitigation

Except as expressly provided herein, the Executive shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement. Except as otherwise provided herein, the payments provided pursuant to this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer after the termination of the Executive’s employment or otherwise. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

Restrictive Covenants

Non-Solicitation. During the Term and for 12 months thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company or any of its affiliates to perform services for any entity (other than the Company or any of its affiliates), or attempt to induce any such employee to leave the employ of the Company or any of its affiliates, or interfere in any manner with any such employee’s relationship with the Company or any of its affiliates, or solicit, hire or engage on behalf of himself or any other Person (as defined below) any employee of the Company or any of its affiliates or anyone who was employed by the Company or any of its affiliates during the six-month period preceding such hiring or engagement. Notwithstanding the foregoing, the provisions of this Section 8 shall not be violated by (i) the Executive’s good faith performance of duties during the Term or (ii) an individual’s response to a broad and general advertisement or solicitation not specifically targeting or intending to target employees of the Company or any of its affiliates.

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Confidentiality; Non-Competition; Non-Disclosure. The Executive hereby agrees that, during the Term and thereafter, except in the furtherance of the Executive’s good faith performance of duties hereunder, he will hold in strict confidence any proprietary or Confidential Information related to the Company or any of its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets, provided that Confidential Information shall not include information the Executive is required to disclose by applicable law, regulation or legal process so long as the Executive notifies the Company promptly (it being understood that “promptly” shall mean “prior to” unless prior notice is not possible, in which case “promptly” shall mean as soon as practicable following) of the Executive’s obligation to disclose Confidential Information by applicable law, regulation or legal process and cooperates with the Company to limit the extent of such disclosure. The Executive and the Company agree that the Company would likely suffer significant harm from the Executive’s competing with the Company during the Term and for some period of time thereafter. Accordingly, the Executive agrees that he will not, during the Term and for a period of 12 months following the Date of Separation from Service, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Person competitive with, or otherwise perform services relating to, the US Flag Crude and Product business, of the Company or its affiliates at the time of the termination (the “Business”) for any Person (whether or not for compensation) (“Competing”). For purposes of this Agreement, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

Injunctive Relief

It is impossible to measure in money the damages that will accrue to the Company or any of its affiliates in the event that the Executive breaches any of the Restrictive Covenants. In the event that the Executive breaches any such Restrictive Covenant, the Company or any of its affiliates shall be entitled to an injunction restraining the Executive from violating such Restrictive Covenant (without posting any bond); provided, that the Company and its affiliates will not seek injunctive relief to the extent it violates Rule 4-5.6 of the Florida Bar Rules of Professional Conduct. If the Company or any of its affiliates shall institute any action or proceeding to enforce any such Restrictive Covenant, the Executive hereby waives the claim or defense that the Company or any of its affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company or any of its affiliates has an adequate remedy at law. The foregoing shall not prejudice the Company’s or any of its affiliates’ right to require the Executive to account for and pay over to the Company or any of its affiliates, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the Restrictive Covenants.

Arbitration

Any dispute, claim or controversy arising under or in connection with this Agreement or the Executive’s employment hereunder or the termination thereof, other than injunctive relief under Section 9 hereof, shall be settled exclusively by arbitration administered by the American Arbitration Association (the “AAA”) and carried out in the State of Florida. The arbitration shall be conducted in accordance with the AAA rules governing commercial arbitration in effect at the time of the arbitration, except as modified herein. There shall be three arbitrators, one of whom shall be nominated by the Company and one who shall be nominated by the Executive within thirty (30) days of receipt by respondent of the demand for arbitration, and the third arbitrator, who shall chair the arbitral tribunal, shall be nominated by the party nominated arbitrators within thirty (30) days of the nomination of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, upon request of any party to the arbitration, such arbitrator shall be appointed by the AAA within fifteen (15) days of receiving such request.

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The arbitration shall commence within forty-five (45) days after the appointment of the third arbitrator; the arbitration shall be completed within sixty (60) days of commencement; and the arbitrators’ award shall be made within thirty (30) days following such completion. The parties may agree to extend the time limits specified in the foregoing sentence.

The arbitral tribunal may award any form of relief permitted under this Agreement and applicable law, including damages and temporary or permanent injunctive relief, except that the arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. The award shall be in writing and shall state the reasons for the award.

The decision rendered by the arbitral tribunal shall be final and binding on the parties to this Agreement. Judgment may be entered in any court of competent jurisdiction. The parties hereto waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of such award by, any court. The parties hereto further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

Section 409A

The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986 as amended (“the Code”) and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, US Treasury Regulation Section 1.409A-1(h) or any successor provision thereto. It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement or otherwise to the Executive shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant herewith and therewith that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred. In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A of the Code with respect to any benefit paid or promised to Executive hereunder. In the event that at the time of a separation from service the Executive is a “specified employee” as defined by Section 409A, no amount payable to the Executive by reason of such separation from service that constitutes deferred compensation subject to Section 409A shall be paid until the earlier of the first day of the seventh month following the month that includes the separation from service, or the date of the Executive’s death, and any amount that would otherwise have been paid prior to such date shall be paid as soon as practical following such date, in a lump sum without interest.

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Section 280G Language

If any payment(s) or benefit(s) the Executive would receive pursuant to this Agreement and/or pursuant to any other agreement, plan, policy or arrangement would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and the applicable regulations, and (ii) but for this Section 12 would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall be entitled to receive either (A) the full amount of the parachute payments, or (B) the maximum amount that may be provided to the Executive without resulting in any portion of such parachute payments being subject to the Excise Tax, whichever of clauses (A) and (B), after taking into account applicable federal, state, and local taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest portion of the parachute payments. The parachute payments shall be reduced in a manner that maximizes the Executive’s economic position. Any reduction of parachute payments pursuant to the preceding sentence shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

Nondisparagement

Both during the Term and at all times thereafter, regardless of the reason for termination, the Executive shall not disparage the Company or its affiliates, and the Company shall not, and shall use reasonable efforts to not permit the members of the Board and the senior executives of the Company to disparage the Executive, provided that nothing in this Section 12 shall limit the right of any person to respond truthfully to any inquiry arising from any legal proceeding.

Miscellaneous

Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Overseas Shipholding Group, Inc.
302 Knights Run Avenue #1200
Tampa, Florida 33602

Attn: Chief Executive Officer

with a copy to:

Arthur Kohn
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

If to the Executive:

At such address on file with the Company

or to such other address as any party hereto may designate by notice to the others.

This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment, including, but not limited to, any understandings or agreements under the Overseas Shipholding Group, Inc. Severance Plan.

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This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party. The Executive hereby further represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to his duties and responsibilities hereunder.

This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 13(h), be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to its principles of conflicts of law.

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

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Notwithstanding anything herein or in any other agreement with or policy (including without limitation any code of conduct or employee manual) of the Company, nothing herein or therein is intended to or shall: (i) prohibit the Executive from making reports of possible violations of federal law or regulation (even if the Executive participated in such violations) to, and cooperating with, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002 or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification to or prior approval by the Company of any such reporting or cooperation; or (iii) result in a waiver or other limitation of the Executive’s rights and remedies as a whistleblower, including to a monetary award. Notwithstanding the foregoing, the Executive is not authorized (and the above should not be read as permitting the Executive) to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Name: Christopher Wolf

Overseas Shipholding Group, Inc.

Name: Samuel H Norton
Title: President and CEO, US Flag Strategic Business Unit

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